SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of Report (Date of earliest event reported):     May 21, 1995


                   PURITAN-BENNETT CORPORATION
      (Exact name of registrant as specified in its charter)


     DELAWARE                    0-3717           44-0399150
(State or other jurisdiction (Commission File   (IRS Employer
  of incorporation)            File Number)     Identification No.)

9401 Indian Creek Parkway, Building #40, Suite 300, P.O. Box 25905,
Overland Park, Kansas                                   66225
   (Address of principal executive offices)          (Zip Code)


                          (913) 661-0444
       (Registrant's telephone number, including area code)


                          Not applicable
    (Former name or former address, if changed since last report.)





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

Item 5:   OTHER EVENTS.

     On May 21, 1995, Nellcor Incorporated, a Delaware corporation ("Nellcor"), Puritan-Bennett Corporation, a Delaware corporation ("Puritan-Bennett"), and Puma Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Nellcor ("Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a merger of Sub with and into Puritan-Bennett. Under the terms of the Merger Agreement, Puritan-Bennett stockholders will receive 0.88 shares of Nellcor common stock for each outstanding share of Puritan-Bennett common stock held by them.
The merger is intended to qualify as a tax-free reorganization and a pooling-of-interests for accounting and financial reporting purposes, and is subject to certain conditions, including the approval of the respective stockholders of Nellcor and Puritan-Bennett.

Item 7:   FINANCIAL STATEMENTS AND EXHIBITS.

          (c) EXHIBITS

     1.1  Form of Joint Press Release of Nellcor Incorporated and
Puritan-Bennett Corporation dated May 22, 1995.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  May 23, 1995


                              PURITAN-BENNETT CORPORATION


                              /s/  Lee A. Robbins
                              -----------------------------------
                                   Lee A. Robbins
                                   Vice President
                                   Chief Financial Officer

                          EXHIBIT INDEX


NUMBER                             DESCRIPTION

1.1                                 Form of Joint Press Release of
                                   Nellcor Incorporation and
                                   Puritan-Bennett Corporation
                                   dated May 22, 1995

                                                      EXHIBIT 1.1



    NELLCOR, PURITAN-BENNETT TO COMBINE IN $475 MILLION MERGER

     PLEASANTON, CA AND OVERLAND PARK, KS -- May 22, 1995 -- Nellcor Incorporated (Nasdaq:NELL) and Puritan-Bennett Corporation (Nasdaq:PBEN) today announced that their boards of directors have approved a definitive merger agreement to combine the two companies in a transaction valued at approximately $475 million. With combined revenues of approximately $600 million, the new company, Nellcor/Puritan-Bennett, will be the world's premier respiratory products manufacturer.

     The merger represents a unique opportunity to combine worldwide leaders in two complementary areas, patient safety monitoring and respiratory therapy. Nellcor/Puritan-Bennett will provide a comprehensive line of products to diagnose, monitor and treat patients with respiratory difficulties across the entire continuum of care -- the hospital, alternate care sites and the home.

     Under the terms of the agreement, Puritan-Bennett shareholders will receive 0.88 shares of Nellcor common stock for each outstanding share of Puritan-Bennett common stock. The merger is intended to qualify as a tax-free reorganization and a pooling-of-interests for accounting and financial reporting purposes. Based on the Friday, May 19, 1995 closing price of Nellcor and Puritan-Bennett common shares on the Nasdaq, the combined company will have a total market valuation of approximately $1 billion.

     C. Raymond Larkin, Jr., 46, Nellcor's president and chief executive officer, will be president and chief executive officer of the new company. Mr. Larkin will establish an executive management committee that will oversee and manage the integration of the two companies. Burton A. Dole, Jr., 57, chairman, president and chief executive officer of Puritan-Bennett, will be chairman of the Board for a term of two years. The Board of Directors will have nine members: six from Nellcor, two from Puritan-Bennett and one to be selected by both companies. Nellcor/Puritan-Bennett will be headquartered in Pleasanton, CA, site of Nellcor's current headquarters.

     "This merger provides the broad product offering and market approach demanded by health care providers today by merging Nellcor, a leader in hospital-based respiratory monitoring, with Puritan-Bennett, the largest respiratory therapy products company in the world," Mr. Larkin said. "Nellcor/Puritan-Bennett will be the market leader in respiratory products, with the significant leverage needed to compete in the rapidly changing health care environment. With approximately $50 million of annual combined research and development investment, we plan to build on our leadership with continued product innovation."

     "We expect this merger to create both immediate and long-term synergies in revenue and earnings growth, cost savings and new product development," Mr. Larkin added. "Excluding the effect of transaction-related expenses, we expect earnings accretion in the first year. Opportunities include revenue synergies generated by offering a comprehensive, combined product line and cost savings through consolidating operations." Both companies have significant operations in the San Diego and Kansas City areas, and in Tijuana, Mexico.

     "We are very pleased to be joining forces with Nellcor," Mr. Dole said. "Nellcor/Puritan-Bennett will be a leading provider in both established and high growth respiratory market segments across the spectrum of acute, alternate and home care. Our new company will offer providers a single point of contact for a broad array of products and services, resulting in increased value for both our customers and shareholders."

     Nellcor Incorporated, founded in 1981, designs, manufactures and markets high-performance monitoring equipment, sensors and accessories for patient safety and management throughout the hospital, in emergency care and in the home.

     Puritan-Bennett, founded in 1913, is a world leader in products related to respiration. These products are used in multiple health care settings and on aircraft.

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